UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE FEMALE HEALTH COMPANY
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 19, 2015

To the Shareholders of The Female Health Company:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of The Female Health Company (the “Company”) will be held at the Chicago Marriott Downtown, 540 North Michigan Avenue, 3rd Floor, Kane Room, Chicago, Illinois 60611, on March 19, 2015 at 10:00 a.m., local time, for the following purposes:

1. To elect seven members to the Board of Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2016 Annual Meeting of Shareholders.

2. To consider and act upon a proposal to ratify the appointment of McGladrey LLP, independent registered public accounting firm, as the Company’s auditors for the fiscal year ending September 30, 2015.

3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this Proxy Statement and our 2014 Annual Report to Shareholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. All shareholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.

The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2014 Annual Report to Shareholders and a form of proxy or voting instruction card. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the Internet and a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.
Secretary

Chicago, Illinois

January 27, 2015

Shareholders of record at the close of business on January 14, 2015 are entitled to vote at the Annual Meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the internet or, if you received paper copies of these proxy materials, by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. Your vote is being solicited by the Board of Directors of the Company. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

Shareholders of record may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on March 18, 2015.

Or, if you received a paper copy of the proxy materials, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

THE FEMALE HEALTH COMPANY

515 North State Street

Suite 2225

Chicago, Illinois 60654

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

2015 Annual Meeting of Shareholders to be Held on March 19, 2015:

This Proxy Statement and the Accompanying Annual Report

are Available at: www.proxyvote.com

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Female Health Company (the “Company”) to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Chicago Marriott Downtown, 540 North Michigan Avenue, 3rd Floor, Kane Room, Chicago, Illinois 60611, at 10:00 a.m., local time, on Thursday, March 19, 2015, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. A copy of our 2014 Annual Report to Shareholders, this Proxy Statement and accompanying proxy card are being distributed, furnished or otherwise made available beginning on or about January 27, 2015. Additionally, we are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) on or about January 27, 2015.

GENERAL INFORMATION

Proxies and Voting Procedures

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our shareholders by providing access to such documents on the Internet. Accordingly, an Internet Availability Notice has been mailed to many of our shareholders, while other shareholders have instead received paper copies of the documents accessible on the Internet. Shareholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of proxy materials be sent to them by following the instructions in the Internet Availability Notice.

Most shareholders have a choice of voting over the Internet, by telephone, by using a traditional proxy card or by attending the Annual Meeting and voting in person by ballot. Shareholders who have received paper copies of these proxy materials (including the form of proxy), may complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage pre-paid envelope or may vote over the Internet or by telephone. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian, please follow the voting instructions given by the broker, nominee, fiduciary or other custodian. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on March 18, 2015. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The Board of Directors knows of no business which will be presented at the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their judgment. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Annual Meeting (unless revoked prior to their vote) in the manner specified therein. A shareholder will be able to revoke his or her proxy until it is voted. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR: (1) the election of the directors listed in the enclosed proxy; and (2) ratification of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.

Shareholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Company or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

Shareholders Entitled to Vote

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), whose names appear of record on the books of the Company at the close of business on January 14, 2015, are entitled to vote at the Annual Meeting. On that date, there were 28,817,465 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

Quorum; Required Vote

A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. Under Wisconsin law, directors are elected by plurality, meaning that the seven individuals receiving the largest number of votes are elected as directors. The ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast against the proposal, assuming a quorum is present. Abstentions and broker nonvotes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instruction from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owners) will count toward the quorum requirement but will not count toward the determination of whether directors are elected or the ratification of auditors is approved.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has established the number of directors at nine. The Board of Directors has nominated O.B. Parrish, Karen King, William R. Gargiulo, Jr., Donna Felch, David R. Bethune, Andrew S. Love and Mary Margaret Frank, Ph.D. for election as directors, all to serve until the 2016 Annual Meeting of Shareholders. Following the Annual Meeting, there will be two vacancies on the Board of Directors unless or until the Board of Directors appoints additional directors or reduces the size of the Board.

As indicated below, all persons nominated by the Board of Directors are incumbent directors. We anticipate that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).

Stephen M. Dearholt and Richard E. Wenninger will retire from the Board of Directors as of the Annual Meeting. They have each agreed to be available as unpaid advisors to the Company following their retirement.

Below is information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting. The information presented includes information each nominee or director has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. The information presented also includes, under the heading “Director Qualifications,” a description for each director of the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as a director. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, the Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Nominees for Election as Directors

O.B. PARRISH

Age: 81; Elected Director: 1987; Present Term Ends: 2015 Annual Meeting

O.B. Parrish, a founder, has served as the Chairman of the Board and a Director of the Company since 1987, as Chief Executive Officer of the Company from 1994 to January 2014, as acting President from May 2006 to January 2014, and as acting Chief Financial and Accounting Officer from February 1996 to March 1999. Mr. Parrish is a shareholder and has served as the President and as a Director of Phoenix Health Care of Illinois, Inc. (“Phoenix of Illinois”) since 1987. Phoenix of Illinois owns 233,501 shares of our Common Stock. Mr. Parrish also is Chairman and a Director of Abiant, Inc., a neuroimaging company focusing on assessing drug effects on the brain and developing diagnostic tests for the early detection of Alzheimers Disease and other brain disorders and monitoring the results of treatment, and a Director of Algasol Renewables, a technology company with proprietary technology to produce algae bimass for use in biofuels, cosmetics, pharmacuticals and other products. Mr. Parrish is also a trustee of Lawrence University. From 1977 until 1986, Mr. Parrish was the President of the Global Pharmaceutical Group of G.D. Searle & Co. (“Searle”), a pharmaceutical/consumer products company. From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operation of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer’s International Division.

Director Qualifications

Mr. Parrish’s extensive experience as a health care executive and his skills in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management, along with his familiarity with the Company’s business and industry and his former role as the Company’s Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and as Chairman of the Board.

KAREN KING

Age: 55; Elected Director: 2014; Present Terms Ends: 2015 Annual Meeting

Karen King has served as Chief Executive Officer and President of the Company since January 2014. Previously, Ms. King served as President of the Biologics and BioSolutions businesses of Royal DSM, a global provider of biopharmaceutical manufacturing technology and services, from September 2006 to September 2013. Ms. King served as Executive Vice President of the Company from May 2006 to September 2006 and as Vice President, Global Development from August 2004 to May 2006, where she was responsible for sales, marketing and business development. Prior to August 2004, Ms. King worked at Baxter International since 1981, most recently serving as President of Pulse Nutrition Solutions, Inc., a subsidiary of Baxter that developed a line of nutritional products for consumer use.

Director Qualifications

Ms. King’s successful global experience including marketing, technology, science and business development in both the private and public sectors, her prior experience with the Company and her new role as the Company’s Chief Executive Officer and President, led to the conclusion that she should serve as a director of the Company.

WILLIAM R. GARGIULO, JR.

Age: 86; Elected Director: 1987; Present Terms Ends: 2015 Annual Meeting

William R. Gargiulo, Jr., a founder, has served as Secretary of the Company from 1996 to present, as Vice President of the Company from 1996 to September 30, 1998, as Assistant Secretary of the Company from 1989 to 1996, as Vice President — International of The Female Health Company Division from 1994 until 1996, as Chief Operating Officer of the Company from 1989 to 1994, and as General Manager of the Company from 1988 to 1994. Mr. Gargiulo has also served as a Director of the Company since 1987. Mr. Gargiulo is a trustee of a trust which is a shareholder of Phoenix of Illinois. From 1984 until 1986, Mr. Gargiulo was the Executive Vice-President of the Pharmaceutical Group of Searle, in charge of Searle’s European operations. From 1976 until 1984, Mr. Gargiulo was the Vice President of Searle’s Latin American operations.

Director Qualifications

Mr. Gargiulo’s years of experience as an officer of the Company and his extensive international sales and marketing experience led to the conclusion that he should serve as a director of the Company.

DONNA FELCH

Age 67; Appointed Director: 2012; Present Term Ends: 2015 Annual Meeting

Ms. Felch served as Vice President and Chief Financial Officer of the Company from February 2006 to December 2012. She has served as a Director of the Company since November 2012. Prior to joining the Company, Ms. Felch was Vice President and Treasurer of American Pharmaceutical Partners, Inc., a pharmaceutical company that develops, manufactures and markets injectible pharmaceutical products, from November 2002 until June 2005. In these positions, she directed the treasury, tax, financial planning and analysis, credit and collections and risk management functions. Ms. Felch joined American Pharmaceutical Partners in 1998 and during such time held the positions of Senior Director of Corporate Accounting and Director of General Accounting and Tax. In these roles her responsibilities included internal and external financial reporting, tax, treasury, financial planning, credit and risk management. Previously, Ms Felch served as Director of Corporate Tax with Fujisawa USA, a subsidiary of a major Japanese pharmaceutical company. Ms. Felch had formerly worked as a Tax Manager for LyphoMed, Inc., a generic pharmaceutical manufacturer.

Director Qualifications

Ms. Felch’s background as the former Vice President and Chief Financial Officer of the Company, her knowledge of the Company’s business and her background and experience in public accounting led to the conclusion that she should serve as a director of the Company.

DAVID R. BETHUNE

Age: 74; Elected Director: 1996; Present Term Ends: 2015 Annual Meeting

Mr. Bethune has served as a Director of the Company since January 1996. He was Chairman of Zila, Inc., an oral cancer screening company, from August 2007 to September 2009 and Chief Executive Officer of Zila, Inc. from March 2008 to September 2009. He served as a member of the Board of Directors of the CAMBREX Corporation, a life sciences company dedicated to providing products and services that accelerate and improve the discovery and commercialization of human therapeutics, from 2005 to March 2012. Mr. Bethune served as Chairman and Chief Executive Officer of Atrix Laboratories, Inc. from 1999 until his retirement in 2004. From 1997 to 1998, Mr. Bethune held the positions of President and Chief Operating Officer of the IVAX Corporation. From 1996 to 1997, Mr. Bethune was a consultant to the pharmaceutical industry. From 1995 to 1996, Mr. Bethune was President and Chief Executive Officer of Aesgen, Inc., a generic pharmaceutical company. From 1992 to 1995, Mr. Bethune was Group Vice President of American Cyanamid Company and a member of its Executive Committee until the sale of the company to American Home Products. He had global executive authority for human biologicals, consumer health products, pharmaceuticals and opthalmics, as well as medical research. In 1989 he became president of Lederle Laboratories, a division of American Cyanamid and held that position until 1992. Mr. Bethune is a founding trustee of the American Cancer Society Foundation. He is the founding chairman of the Corporate Council of the Children’s Health Fund in New York City and served on the Arthritis Foundation Corporate Advisory Council.

Director Qualifications

Mr. Bethune’s impressive track record of achievements in leadership positions, including with public companies in the pharmaceutical and medical products industries, led to the conclusion that he should serve as a director of the Company and a member of the audit committee.

ANDREW S. LOVE

Age: 71; Elected Director: 2013; Present Term Ends: 2015 Annual Meeting

Mr. Love has served as a Director of the Company since May 2013. Mr. Love has served as Chairman and Co-Chief Executive Officer of Love Savings Holding Company, the holding company of Heartland Bank, headquartered in St. Louis, Missouri, since December 1985. Mr. Love has more than 40 years of investment, banking and real estate experience. Previously, Mr. Love was a partner at the law firm Bryan Cave LLP.

Director Qualifications

Mr. Love’s background and extensive experience in real estate, banking and finance and his long term commitment to the Company led to the conclusion that he should serve as a director of the Company.

MARY MARGARET FRANK, Ph.D.

Age: 46; Elected Director: 2004; Present Term Ends: 2015 Annual Meeting

Dr. Frank has served as a Director of the Company since October 2004. Dr. Frank has served as an Associate Professor of Accounting at the Darden Graduate School of Business at the University of Virginia where she teaches financial and tax accounting since 2002. She also serves as an Academic Director for Darden’s Initiative for Business in Society. From 1999 to 2002, Dr. Frank was an Assistant Professor at the University of Chicago Booth School of Business. During 1997, Dr. Frank was an accounting instructor at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. From 1992 to 1994, Dr. Frank served as a Senior Tax Consultant at Arthur Andersen. She has her master’s degree and Ph.D. in accounting from the University of North Carolina at Chapel Hill and was issued her CPA in 1994.

Director Qualifications

Dr. Frank’s background and experience in both public accounting and financial education and her qualification as an “audit committee financial expert” under SEC rules led to the conclusion that she should serve as a director of the Company.

The Board of Directors recommends that shareholders vote FOR all nominees.

DIRECTORS MEETINGS AND COMMITTEES

Directors and Director Attendance

The Board of Directors currently consists of nine members: O.B. Parrish, Karen King, William R. Gargiulo, Jr., Donna Felch, Stephen M. Dearholt, David R. Bethune, Andrew S. Love, Richard E. Wenninger and Mary Margaret Frank, Ph.D. At each annual meeting of shareholders, directors are elected for a term of one year to succeed those directors whose terms are expiring.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors held five meetings during the Company’s fiscal year ended September 30, 2014. All of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, if any.

The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during the fiscal year ended September 30, 2014:

	Audit		Compensation		Nominating and Corporate Governance
Number of Meetings:	5		1		1
Name of Director:
David R. Bethune	X		X		X	*
Stephen M. Dearholt(1)			X	*
Andrew S. Love			X		X
Richard E. Wenninger(1)	X		X
Mary Margaret Frank	X	*	X

X = committee member; * = committee chairperson

(1)	Mr. Dearholt and Mr. Wenninger are not standing for re-election at the Annual Meeting.

Audit Committee

The responsibilities of the Audit Committee, in addition to such other duties as may be specified by our Board of Directors, include the following: (1) responsibility for selecting, evaluating and, where appropriate, replacing the independent registered public accounting firm for the Company; (2) review of the timing, scope and results of the independent registered public accounting firm’s audit examination; (3) review of periodic comments and recommendations by the independent registered public accounting firm and of our response thereto; (4) review of our financial statements; and (5) review of the scope and adequacy of our internal accounting controls. The Board’s Audit Committee is an audit committee for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s report required by the rules of the SEC appears on page 9.

Compensation Committee

The Compensation Committee (1) reviews and approves the goals and objectives relating to the compensation of our Chief Executive Officer and other executive officers, and determines the compensation of those executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; (3) administers our stock incentive, equity-based and other employee benefit plans in accordance with the responsibilities assigned to the Committee under any and all such plans; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, identifies and recommends to our Board of Directors nominees for election to the Board of Directors, reviews and makes recommendations to our Board of Directors regarding the size and composition of the Board of Directors and the committees of our Board of Directors and reviews and recommends to our Board of Directors corporate governance policies and practices for the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website for investors at www.fhcinvestor.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our website for investors at www.fhcinvestor.com.

Director Independence

Our Board of Directors has reviewed the independence of our directors under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the listing standards of the NASDAQ Stock Market:

(1) David R. Bethune	(4) Andrew S. Love

(2) Stephen M. Dearholt	(5) Richard E. Wenninger

(3) Mary Margaret Frank, Ph.D.

Based upon such standards, O.B. Parrish, Karen King, Donna Felch, and William R. Gargiulo, Jr. are the only directors who are not independent because Mr. Parrish was employed by the Company during the past three years and receives compensation as an employee, Ms. King is our Chief Executive Officer and President, Ms. Felch was employed by the Company during the past three years, and Mr. Gargiulo has received compensation as a consultant above the applicable threshold under the NASDAQ listing standards during the past three years.

Upon the retirement of Stephen M. Dearholt and Richard E. Wenninger from the Board of Directors at the Annual Meeting, only three of the seven members of the Company’s Board of Directors will be independent directors under the applicable standards of the NASDAQ Stock Market unless the Company appoints one or more additional independent directors or there are other changes in Board membership on or before the date of the Annual Meeting. As a result, as of the date of the Annual Meeting, the Company may no longer be in compliance with NASDAQ Marketplace Rule 5605(b)(1) which requires a majority independent board. NASDAQ Marketplace Rule 5605(b)(1)(A) provides a cure period to regain compliance with the majority independent board requirement due to one vacancy. This cure period would give the Company until the earlier of the Company’s next annual meeting of shareholders or March 19, 2016 to regain compliance. Since the retirement of Mr. Dearholt and Mr. Wenninger would result in non-compliance with the majority independent board requirement due to two vacancies, the Company would need to appoint one additional independent director or one non-independent director would need to leave the Board in order for the Company to rely on the cure period under NASDAQ Marketplace Rule 5605(b)(1)(A). The Company is actively seeking one or more qualified Board members who would qualify as independent directors under the applicable standards of the NASDAQ Stock Market.

In addition, Mr. Wenninger also serves on the Audit Committee, and as a result of his retirement at the Annual Meeting the Audit Committee would only have two members unless the Company appoints an additional member to the Audit Committee on or before the date of the Annual Meeting. NASDAQ Marketplace Rule 5605(c)(2) requires the Company to have at least three independent directors serving on its Audit Committee. This rule also has a cure period under Marketplace Rule 5605(c)(4)(B), which would give the Company until the earlier of the Company’s next annual meeting of shareholders or March 19, 2016 to regain compliance.

Board Leadership Structure.

Historically, we have had the same person serving as the Chief Executive Officer and as Chairman of the Board of Directors. O.B. Parrish served as the Chief Executive Officer of the Company from 1994 until his retirement in January 2014 and has served as the Chairman of the Board since 1987. With Mr. Parrish’s retirement from the position of Chief Executive Officer, we have separated the positions of Chief Executive Officer and Chairman of the Board for the first time. Although our Board of Directors does not have a formal policy with respect to its leadership structure, we believe that currently separating the positions of Chief Executive Officer and Chairman will allow us to leverage Mr. Parrish’s in-depth knowledge of the issues, opportunities and challenges we face in the position of Chairman of the Board while we transition to the leadership of Ms. King as our new Chief Executive Officer. Although we believe that the separation of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, combining of these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our risk oversight process includes receiving reports from members of our senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review our enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. For new potential board members, the Nominating and Corporate Governance Committee will in the first instance consider the independence of the potential member and the appropriate size of the board and then the qualifications of the proposed member. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

We do not have a formal policy for the consideration of diversity by our Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Communications between Shareholders and the Board of Directors

We have placed on our website for investors located at www.fhcinvestor.com a description of the procedures for shareholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s annual meeting of shareholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our website for investors which is located at www.fhcinvestor.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our website.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is currently comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2014, with our management and with our independent registered public accounting firm;

•

discussed with our independent registered public accounting firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended (American Institute of Certified Public Accountants, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received and discussed with our independent registered public accounting firm the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC.

AUDIT COMMITTEE:

Mary Margaret Frank, Ph.D. (Chairperson)

David R. Bethune

Richard E. Wenninger

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we paid for audit and non-audit services rendered by our independent registered public accounting firm, McGladrey LLP, during fiscal 2014 and 2013:

Service Type	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$382,740	$374,051
Audit-Related Fees	—	—
Tax Fees(2)	36,060	45,600
All Other Fees	—	—

Total Fees	$418,800	$419,651

(1)

Consists of fees for the audit of the Company’s consolidated financial statements on Form 10-K for the years ended September 30, 2014 and September 30, 2013; the integrated audit of the Company’s internal control over financial reporting as of September 30, 2014 and 2013; review of financial information included in the Company’s quarterly reports on Form 10-Q for the quarterly periods during fiscal 2014 and fiscal 2013; consents and assistance with documents filed by the Company with the SEC; and fees for the statutory audits of the foreign entities.

(2)

Consists of fees relating to the preparation of the Company’s corporate income tax returns and related informational filings, review of foreign tax structuring, and preparation of foreign income tax returns.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of McGladrey LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairperson of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairperson of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent registered public accounting firm.

Each new engagement of our independent registered public accounting firm to perform non-audit services set forth in the table above has been approved in advance by the Audit Committee or the Chairperson of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Mary Margaret Frank, Ph.D., qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on her work experience and education.

EXECUTIVE OFFICERS

The names of, and certain information regarding, executive officers and certain key employees of the Company who are not directors or director nominees as of the date of this Proxy Statement, are set forth below.

Name	Age	Position
Michele Greco	56	Executive Vice President and Chief Financial Officer of the Company
Susan Ostrowski	58	Executive Vice President of Sales and Marketing of the Company
Martin Tayler	46	Executive Vice President of Global Operations of the Company
Janet Lee	50	Controller of the Company

MICHELE GRECO

Age: 56; Executive Vice President and Chief Financial Officer

Ms. Greco has served as Executive Vice President and Chief Financial Officer of the Company since December 2014 and served as Vice President and Chief Financial Officer of the Company from January 2013 to December 2014. Ms. Greco is a CPA with nearly 30 years of experience in public accounting with Ernst & Young LLP. From January 2011 to February 2012, Ms. Greco provided consulting services to Systems Research Incorporated as a recruiter of finance professionals. From March 2009 to January 2011, Ms. Greco was involved in a series of personal business ventures. From 1994 to March 2009, Ms. Greco served as an audit partner with Ernst & Young LLP. Ms. Greco joined Ernst & Young LLP in 1981.

SUSAN OSTROWSKI

Age: 58; Executive Vice President of Sales and Marketing

Ms. Ostrowski has served as Executive Vice President of Sales and Marketing of the Company since December 2014 and served as Executive Vice President of New Business Development of the Company from July 2014 to December 2014. Ms. Ostrowski provided consulting services to the Company from April 2014 to July 2014. From December 2011 to April 2014, Ms. Ostrowski served as Senior Director, Global Key Accounts of DSM Pharmaceutical Products, a subsidiary of Royal DSM, a global provider of biopharmaceutical manufacturing technology and services. From December 2008 to December 2011, Ms. Ostrowski served as Senior Director, Marketing and Sales, of DSM Pharmaceutical Products.

MARTIN TAYLER

Age: 46; Executive Vice President of Global Operations

Mr. Tayler has served as Executive Vice President of Global Operations of the Company since December 2014 and served as Executive Vice President of Operations of the Company from September 2014 to December 2014. From July 2013 to September 2014, Mr. Tayler provided manufacturing and quality management consulting services in Asia as the owner of Lean Manufacturing Limited. From April 2009 to April 2012, Mr. Tayler served as Operations Director of Qingdao London Durex Company, a subsidiary of Reckitt Benckiser Group plc, a consumer health and hygiene company. Prior to its acquisition by Reckitt Benckiser Group, Mr. Tayler served in a variety of operations leadership positions with SSL International PLC, a manufacturer of healthcare products, for approximately eight years, most recently as Project Director of Qingdao London Durex Company from August 2007 to March 2009.

JANET LEE

Age: 50; Controller

Ms. Lee has served as Controller of the Company since May 2007. From November 2002 until May 2007, Ms. Lee served the Society of Thoracic Surgeons as Accounting Manager/Analyst. Previously, she held various financial positions at RR Donnelley and Sons Company and ServiceMaster.

SECURITY OWNERSHIP

The following table sets forth information regarding beneficial ownership of our Common Stock as of January 14, 2015 with respect to (1) each person known to the Company to own beneficially more than 5% of our Common Stock, (2) each named executive officer (as defined below under the heading “Executive Compensation”) and each director and director nominee, and (3) all directors, nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of January 14, 2015 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table lists applicable percentage ownership based on 28,817,465 shares of Common Stock outstanding as of January 14, 2015.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
Nine Ten Partners LP(2)	2,877,043	10.0%
Duke University(3)	1,748,457	6.1%
O.B. Parrish(4)	1,003,350	3.5%
Karen King(5)	68,500	*
William R. Gargiulo, Jr.(6)	102,000	*
Stephen M. Dearholt(7)	2,559,049	8.9%
David R. Bethune(8)	199,015	*
Andrew S. Love(9)	628,711	2.2%
Richard E. Wenninger(10)	2,046,565	7.1%
Mary Margaret Frank, Ph.D.(11)	105,344	*
Donna Felch(12)	64,382	*
Michele Greco(13)	31,000	*
Susan Ostrowski(14)	12,000	*
Michael Pope(15)	22,750	*
All directors, nominees and executive officers, as a group (12 persons)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)	6,819,871	23.5%

*	Less than 1 percent.

(1)

Unless otherwise indicated, the address of each beneficial owner is 515 North State Street, Suite 2225, Chicago, IL 60654; the address of Mr. Dearholt is 36365 Trail Ridge Road, Steamboat Springs, CO 80488; the address of Mr. Wenninger is 14000 Gypsum Creek Road, Gypsum, CO 81637; and the address of Dr. Frank is P.O. Box 6550, Charlottesville, VA 22906.

(2)

Nine Ten Partners LP filed a Schedule 13G dated July 10, 2014 reporting that as of July 1, 2014, Nine Ten Partners LP beneficially owned 2,877,043 shares of Common Stock, with sole voting and dispositive power over 2,877,043 shares of Common Stock. The address of Nine Ten Partners LP is 12600 Hill Country Blvd., Suite R-230, Austin, TX 78738.

(3)

Duke University and affiliated entities filed a Schedule 13G/A dated March 6, 2014 reporting that as of December 31, 2013, Duke University and such affiliates collectively beneficially owned 1,748,457 shares of Common Stock, with sole voting and dispositive power over 801,384 shares of Common Stock, and shared voting and dispositive power over 947,073 shares of Common Stock. The address of Duke University is Duke University, c/o DUMAC, Inc., 280 S. Mangum St., Suite 210, Durham, NC 27701.

(4)

Includes 233,501 shares owned by Phoenix of Illinois. Under the rules of the SEC, Mr. Parrish may be deemed to have voting and dispositive power as to such shares since Mr. Parrish is an officer, director and the majority shareholder of Phoenix of Illinois. Also includes 769,849 shares of Common Stock owned directly by Mr. Parrish.

(5)	Consists of 68,500 shares of Common Stock owned directly by Ms. King.

(6)	Consists of 102,000 shares of Common Stock owned directly by Mr. Gargiulo.

(7)

Includes 1,971,899 shares of Common Stock owned directly by Mr. Dearholt. Also includes 127,150 shares of Common Stock held in a self-directed IRA, and 400,000 shares of Common Stock held by the John W. Dearholt Trust of which Mr. Dearholt is a co-trustee with a sibling. Mr. Dearholt shares the power to vote and dispose of 400,000 shares of Common Stock held by the John W. Dearholt Trust. Mr. Dearholt has sole power to vote and dispose of the remaining shares of Common Stock. Also includes 60,000 shares of Common Stock subject to stock options.

(8)	Consists of 199,015 shares of Common Stock owned directly by Mr. Bethune.

(9)

Consists of (a) 14,926 shares of Common Stock owned directly by Mr. Love, (b) 30,000 shares of Common Stock held by Mr. Love’s spouse (Mr. Love disclaims beneficial ownership of the shares held by his spouse), (c) 418,517 shares of Common Stock owned by Love Savings Holding Company (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is an officer, director and the majority shareholder of Love Savings Holding Company), (d) 30,000 shares of Common Stock held in a self-directed IRA, (e) 33,334 shares of Common Stock held by a profit sharing plan of which Mr. Love is a beneficiary, (f) 47,600 shares of Common Stock held by a family partnership (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is the sole managing partner of the family partnership), (g) 34,334 shares of Common Stock held by a family limited liability company (under the rules of the SEC, Mr. Love may be deemed to have voting and dispositive power as to such shares since Mr. Love is the sole manager of the family limited liability company), and (h) 20,000 shares of Common Stock held by a charitable trust of which Mr. Love is the sole trustee.

(10)

Consists of (a) 3,345 shares of Common Stock owned directly by Mr. Wenninger, (b) 56,348 shares of Common Stock held by Mr. Wenninger’s spouse (Mr. Wenninger disclaims beneficial ownership of the shares held by his spouse), (c) 1,676,872 shares of Common Stock held by a trust of which Mr. Wenninger is trustee and a beneficiary, (d) 250,000 shares of Common Stock held by a charitable remainder trust of which Mr. Wenninger is a trustee and Mr. Wenninger and his spouse are beneficiaries (Mr. Wenninger disclaims beneficial ownership except to the extent of his pecuniary interest therein), and (e) 60,000 shares of Common Stock subject to stock options.

(11)	Consists of 45,344 shares of Common Stock owned directly by Dr. Frank and 60,000 shares of Common Stock subject to stock options held by Dr. Frank.

(12)	Consists of 64,382 shares of Common Stock owned directly by Ms. Felch.

(13)	Consists of 31,000 shares of Common Stock owned directly by Ms. Greco.

(14)	Consists of 12,000 shares of Common Stock owned directly by Ms. Ostrowski

(15)	Consists of 22,750 shares of Common Stock owned directly by Mr. Pope.

The above beneficial ownership information is based on information furnished by the specified person and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this Proxy Statement. This information should not be construed as an admission of beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 2014 all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10% shareholders were filed on a timely basis, except that Ms. Greco filed a Form 4 on January 16, 2014 reporting a stock grant that occurred December 17, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section discusses the principles underlying the Company’s compensation decisions for fiscal 2014 for the Company’s named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by the named executive officers. In fiscal 2014, the Company had five executive officers who are required to be listed in the Summary Compensation Table below, and we refer to these executive officers as the “named executive officers” throughout this section:

•	O. B. Parrish, Chairman of the Board and former Chief Executive Officer and President;

•	Karen King, Chief Executive Officer and President;

•	Michele Greco, Executive Vice President and Chief Financial Officer;

•	Susan Ostrowski, Executive Vice President of Sales and Marketing; and

•	Michael Pope, former Vice President, U.K. and Malaysian Operations.

The compensation of these individuals is presented in the tables and other quantitative information that follow this section. Mr. Parrish retired from his position as Chief Executive Officer and President effective January 20, 2014. Mr. Pope retired from his position as Vice President, U.K. and Malaysian Operations effective September 15, 2014. Ms. King joined the Company on January 20, 2014 and Ms. Ostrowski joined the Company on July 10, 2014.

Overview

The Company’s overall financial performance was solid in fiscal 2014. Despite a 22% decrease in unit sales and a 22% decrease in net revenues, the Company’s operating profit margin was 16% of net revenues. The Company believes the decrease in unit sales was due to public sector purchasing patterns and does not reflect any decrease in underlying demand for the product. Because the Company’s executive compensation program is heavily weighted towards pay for performance, particularly through the Company’s annual performance award program, and the performance objectives were not met, the named executive officers did not receive a payout under the annual performance award program for fiscal 2014. As described in more detail below, the named executive officers did receive modest discretionary bonuses based on significant achievements in fiscal 2013. In fiscal 2012 the named executives received significant cash incentive compensation payouts under the annual performance award program.

The Company’s compensation strategy is to closely align its compensation programs with shareholders’ interests by providing effective incentives for performance and a level of compensation needed to attract, motivate and maintain key executives who are important to the Company’s continued success. Nearly all of the compensation to the named executive officers consists of only three components: a relatively modest base salary, an annual performance award program and periodic restricted stock grants. As part of aligning executive compensation with shareholders’ interests, the Company’s annual performance award program is based solely on achievement of corporate goals (unit sales and operating income targets). The program is straightforward and rewards management with cash incentives only if 100% of minimum corporate goals for unit sales and operating income are achieved. For fiscal year 2014, in addition to a single performance goal for unit sales, there were two performance goals for operating income. Achievement of 100% of unit sales and the threshold operating income goals would have triggered annual incentive performance awards to the named executive officers at 50% of the target level, with enhanced awards for achievement of 110% and 115% of these goals. Achievement of at least 100% of unit sales and the enhanced operating income goals would have triggered annual incentive performance awards to the named executive officers at the full target level, with enhanced annual awards for achievement of 110% and 115% of these goals.

The Company’s executive compensation program is clear and straightforward. The named executive officers do not have a contractual right to any annual increases in base salary. None of the named executive officers have any contractual rights to severance payments except in connection with a change of control. Change of control agreements provide for payment of three times a named executive officer’s base salary and bonus and certain additional benefits upon termination of employment following a change of control under the agreements. The Company offers limited perquisites to its named executive officers and does not offer supplemental retirement benefits to any of the named executive officers. The only retirement benefit the Company offers to the named executive officers is participation in a Simple Individual Retirement Account plan by Ms. King, Ms. Greco and Ms. Ostrowski. Named executive officers employed in the United Kingdom have the right to a statutory minimum notice period prior to termination (for which the Company may pay severance in lieu of notice).

Key Compensation Actions in Fiscal 2014

The compensation actions taken by the Compensation Committee in fiscal 2014 included the following:

•

In December 2013, the Compensation Committee approved increases in the base salaries of Mr. Parrish, Ms. Greco and Mr. Pope based on the rate of inflation for the twelve months ended November 30, 2013, in their respective countries (the U.S. for Mr. Parrish and Ms. Greco and the U.K. for Mr. Pope). These base salary increases took retroactive effect as of October 1, 2013.

•

In January 2014, the Compensation Committee approved the initial compensation package for Ms. King as the Company’s new Chief Executive Officer and President. Ms. King’s base salary and annual performance award level were set at amounts that the Compensation Committee considered to be competitive to attract an experienced executive to serve as Chief Executive Officer and President. Ms. King’s annual performance award compensation is subject to a “clawback” provision which provides for the potential recovery by the Company of annual performance award compensation in the event of fraud or intentional misconduct that materially contributes to a restatement of financial results resulting from any non-compliance with any financial reporting requirements under the federal securities laws.

•

In July 2014, the Compensation Committee approved the initial compensation package for Ms. Ostrowski as the Company’s new Executive Vice President of Sales and Marketing. Ms. Ostrowski’s base salary and annual performance award level were set at amounts that the Compensation Committee considered to be competitive to attract an experienced executive to serve as Executive Vice President of Sales and Marketing.

•

In December 2013, Ms. Greco was issued 10,000 shares of restricted stock, which shares will vest on November 9, 2015. In connection with the initial hiring of Ms. King by the Company, she received a grant of 50,000 shares of restricted stock on January 20, 2014, of which 16,667 shares will vest on January 20, 2016 and 33,333 shares will vest on January 20, 2017. In connection with the initial hiring of Ms. Ostrowski by the Company, she received a grant of 12,000 shares of restricted stock on July 10, 2014 which will vest on April 1, 2015, and the Company agreed to grant an additional 12,000 shares of restricted stock to Ms. Ostrowki on July 10, 2015, which shares will vest on the July 10, 2016. The Compensation Committee did not make any other equity awards to the named executive officers in fiscal 2014. Should a recipient terminate employment, or be terminated for cause, any unvested shares issued will be forfeited.

At the Company’s 2014 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, shareholders approved the compensation of the Company’s named executive officers as disclosed in the proxy statement for the meeting by a vote of 14,914,936 shares in favor to 3,090,503 against. The Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by the Company’s shareholders for the Company’s compensation philosophy and the executive compensation programs that implement the Company’s compensation philosophy. The Company has not significantly changed its executive compensation program following the shareholder advisory vote. The Board of Directors has determined that future shareholder advisory votes on executive compensation will occur every three years. Accordingly, the next shareholder advisory vote on executive compensation will be held at the 2017 Annual Meeting.

Executive Compensation Program Objectives and Philosophy

The Company has designed the compensation program for its named executive officers to align the interests of the named executive officers with those of shareholders. To do so, the Company provides a relatively modest level of base pay and incentivizes executives to achieve corporate goals through restricted stock grants and an annual performance award program that ties cash incentives to performance goal achievement and year-end stock prices. The Company believes its executive compensation package, as a whole, is competitive with companies of a similar size in the HIV/AIDS product arena.

A named executive officer’s compensation opportunity is impacted by the Company’s performance and stock price. By design, the annual performance awards are paid only if the performance goals are attained, and, if the performance goals are surpassed by either 10%, or 15%, the program provides for higher levels of award payouts. With restricted stock grants, the value is not realized until the vesting requirement is met. Enhanced value is possible if the stock price increases after the grant is awarded.

Process for Determining Executive Compensation

Information Reviewed by the Compensation Committee.    Compensation for the named executive officers and other senior managers is reviewed and approved by the Compensation Committee. The Compensation Committee views compensation as an ongoing process. The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Compensation Committee as well as materials specifically requested by members of the Compensation Committee.

The Compensation Committee annually reviews performance information provided by the Chief Executive Officer, including an assessment of overall corporate performance and an assessment of individual performance and compensation recommendations for each named executive officer, other than herself. The Chief Executive Officer does not submit an assessment of her own performance or present a recommendation on her own compensation, and does not participate in the portion of the meeting where her compensation is approved. The Compensation Committee considers the assessment and the input it receives from management, and exercises its own judgment in evaluating performance.

The Compensation Committee’s charter requires that the Company provide the Compensation Committee with adequate funding to engage any compensation consultants or other advisers the Compensation Committee deems it appropriate to engage. During fiscal 2014 and 2015 to date, the Compensation Committee did not engage any consultants to assist it in reviewing the Company’s compensation practices and levels.

Involvement of Management.    Management plays a significant role in assisting the Compensation Committee in its oversight of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing individual performance targets and objectives, recommending salary levels and equity incentive grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for the named executive officers and other key employees, other than the Chief Executive Officer. Members of management who were present during a part of the Compensation Committee meetings in fiscal 2014 and the first part of fiscal 2015 included the Chief Executive Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

Use of Market Compensation Data.    Although the Compensation Committee does not use benchmarking to determine executive compensation, it has reviewed market compensation data to help in evaluating the competitiveness of the Company’s executive compensation program. In 2013, at the Compensation Committee’s request, the Company conducted a survey of 2012 executive compensation levels for three comparison groups of public companies with a market capitalization under $300 million, consisting of (1) companies involved in health care and (2) companies that market medical devices. The base salaries for Mr. Parrish, Ms. Greco and Mr. Pope were below both the mean and the median in each group of the survey while potential incentive compensation was above both the mean and the median. The base salary level for Ms. King is below the mean and median for the health care group and approximately at the mean and median for the medical devices group. The compensation survey did not include data regarding positions similar to Ms. Ostrowski’s new position as Executive Vice President of Sales and Marketing.

Components of Executive Compensation

Mix of Compensation.    The Company’s compensation program features three main components:

•	base salaries;

•	an annual performance award program; and

•	periodic restricted stock grants.

The mix of compensation is determined largely by the Compensation Committee’s intent to align compensation with the shareholders’ interests. As such, base pay is a relatively modest part of the overall package. The annual performance award, which increases with a higher year-end share price, provides the named executive officers with an incentive to meet corporate targets that are likely to impact stock price. The restricted stock grants offer the named executive officers an additional opportunity to share in the stock value created for shareholders when growth targets are achieved.

Base Salaries.    The Compensation Committee annually reviews the base salaries for the named executive officers. During its review in December 2013, the Compensation Committee determined that a modest increase in the base salaries for Mr. Parrish, Ms. Greco and Mr. Pope based on the rate of inflation for the twelve months ended November 30, 2013, in each executive’s country of residence (the U.S. for Mr. Parrish and Ms. Greco and the U.K. for Mr. Pope) was the appropriate adjustment for fiscal 2014. As a result, the Compensation Committee approved base salary increases for Mr. Parrish and Ms. Greco of approximately 1.2% and for Mr. Pope of approximately 2.1%. These base salary increases took retroactive effect as of October 1, 2013.

When Ms. King joined the Company as Chief Executive Officer and President in January 2014, the Compensation Committee set her base salary at the rate of $350,000 per year. Ms. King’s base salary reflects a significant increase from the base salary of Mr. Parrish, the Company’s previous Chief Executive Officer and President, of $169,908 per year. Ms. King’s base salary was set at an amount that the Compensation Committee considered to be competitive to attract an experienced executive to serve as Chief Executive Officer and President and was based on negotiations with Ms. King.

The Compensation Committee also set the base salary rate for Ms. Ostrowski when she joined the Company in July 2014 at $209,280 per year. Ms. Ostrowski’s base salary was set at an amount that the Compensation Committee considered to be competitive to attract an experienced executive to serve as Executive Vice President of Sales and Marketing and was based on negotiations with Ms. Ostrowski.

Annual Performance Awards.    Each year, the named executive officers have the opportunity to receive a cash incentive under the Company’s annual performance award program. Participants are eligible to receive a target payment upon achievement of corporate goals. The target award is calculated by multiplying the designated award quantity by the average closing price of the Company’s Common Stock for the last ten trading days of the fiscal year. Thus, the value of the performance award, if achieved, is impacted by the Company’s year-end stock price.

At the beginning of fiscal 2014, the Company established the performance goals under the annual performance award program for fiscal 2014 operating results in the following areas:

•	specific rate of increase in unit sales in fiscal 2014 as compared to fiscal 2013; and

•	two specific rates of increase in operating income in fiscal 2014 as compared to fiscal 2013.

Achievement of 100% of unit sales and the threshold operating income goals would have triggered annual incentive performance awards to the named executive officers at 50% of the target level, with enhanced awards for achievement of 110% and 115% of these goals. Achievement of at least 100% of unit sales and the enhanced operating income goals would have triggered annual incentive performance awards to the named executive officers at the full target level, with enhanced annual awards for achievement of 110% and 115% of these goals. In fiscal 2014, the minimum performance objectives under the annual performance award program were not met and, as a result, there were no payouts under the program to the named executive officers.

Under exceptional circumstances the Compensation Committee has the authority to award discretionary cash bonuses outside of the annual performance award program. These discretionary bonuses allow the Company to recognize superior performance by the named executive officers and to have the flexibility to maintain competitive compensation when needed. The Compensation Committee approved the payment of modest discretionary bonuses to the named executive officers for significant achievements in fiscal 2013. Factors considered by the Compensation Committee in determining to award the discretionary bonuses included the Company’s healthy operating profit margin (31% of net revenues in fiscal 2013, consistent with fiscal 2012) and a total return to shareholders of approximately 42% in fiscal 2013 based upon a significant increase in the Company’s stock price and increased cash dividends reflecting the Company’s strong cash flows from operations. The Compensation Committee also recognized that fiscal 2013’s minimum targets under the annual performance award program reflected significant growth from fiscal 2012’s record results, and even though those minimum targets were not met, the Company’s unit sales, net revenues and operating income in fiscal 2013 were the second highest in its history. Accordingly, the Compensation Committee decided to award the named executive officers modest discretionary bonuses equal to approximately 10% of their target amounts under the annual performance award program. No discretionary bonus were awarded to the named executive officers for fiscal 2014.

Restricted Stock Grants.    The Company uses restricted stock grants for its equity incentive awards to be consistent with its objective to align the interests of shareholders and its named executive officers. Stock grants were selected as a long-term incentive, in part, because the value of the grant is impacted by the stock price. The restricted stock grants generally vest over a period of years, in a number of tranches. The staggered vesting schedule was selected because the Compensation Committee believes it is consistent with industry practice, while providing a relatively long retention benefit. Instead of annual grants of stock, the Company has generally staggered the grants so that the named executive officers generally hold some unvested shares at all times to promote the Company’s retention objectives.

Prior to the Compensation Committee setting the size of restricted stock grants, the Chief Executive Officer makes a recommendation to the Compensation Committee for the other named executive officers. The Chief Executive Officer generally uses historic awards and stock price trends as a starting point in developing her recommendation (other than for herself). That information is also available to the Compensation Committee when it makes its decisions. Following review of the Chief Executive Officer’s recommendations, the Compensation Committee also considers, in its collective experience and judgment, the Chief Executive Officer’s individual performance assessments of the other named executive officers and other factors regarding executive retention considerations. No formal weightings are applied to these factors in determining the size of restricted stock grants.

In December 2013, Ms. Greco was issued 10,000 shares of restricted stock, which shares will vest on November 9, 2015. In connection with the initial hiring of Ms. King by the Company, she received a grant of 50,000 shares of restricted stock on January 20, 2014, of which 16,667 shares will vest on January 20, 2016 and 33,333 shares will vest on January 20, 2017. In connection with the initial hiring of Ms. Ostrowski by the Company, she received a grant of 12,000 shares of restricted stock on July 10, 2014 which will vest on April 1, 2015, and the Company agreed to grant an additional 12,000 shares of restricted stock to Ms. Ostrowki on July 10,

2015, which shares vest on the July 10, 2016. All shares granted as restricted stock have all the rights of our Common Stock, including voting and dividend rights. Unvested shares are subject to forfeiture if the holder voluntarily leaves the Company or is terminated for cause. All shares will vest immediately if there is a change in control of the Company.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to executive officers rests with the Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation of the other named executive officers.

Change of Control Agreements

The Company has entered into change of control agreements with each of the named executive officers. These agreements act as springing employment agreements which take effect upon a change of control. The Company provides these agreements based on competitive market practice, and to ensure that the executives’ interests remain aligned with shareholders while the Company considers, or during the pendency of, a transaction that involves a change of control. Additional information regarding these agreements, including a description of key terms and a quantification of benefits that would be received by the named executive officers had a termination of employment in connection with a change in control occurred on September 30, 2014, is found below under the heading “Potential Payments on Termination After a Change of Control.” Mr. Parrish’s Change of Control Agreement terminated effective as of November 18, 2014 and Mr. Pope’s Change of Control Agreement terminated effective as of September 15, 2014 at the time of Mr. Pope’s retirement from his position as Vice President, U.K. and Malaysia Operations.

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. Performance-based compensation that has been approved by shareholders is excluded from the $1.0 million deductibility limit if certain requirements are met. Neither the Company’s annual performance award program nor its 1997 Stock Option Plan were approved by its shareholders, and therefore any compensation the Company pays under such plans does not qualify for the exclusion from the $1.0 million deductibility limit in Section 162(m).

The Company does not believe that any of the compensation it paid to its named executive officers prior to fiscal 2012 exceeded the limit on deductibility in Section 162(m). During fiscal 2013, the Company’s former Chief Executive Officer received an incentive payment for fiscal 2012 performance which resulted in compensation in excess of $1.2 million, which caused his fiscal 2013 compensation for purposes of Section 162(m) to exceed the $1.0 million deductibility limit by more than $0.2 million. Section 162(m) will disallow the Company from deducting the amount of such compensation to the former Chief Executive Officer for fiscal 2013 in excess of $1.0 million. During fiscal 2012, the Company’s former Chief Executive Officer exercised stock options granted under the 1997 Stock Option Plan which resulted in compensation in excess of $2.1 million based on the spread between the market price of our Common Stock and the exercise price of options on the date of exercise, which caused his fiscal 2012 compensation for purposes of Section 162(m) to exceed the $1.0 million deductibility limit by more than $1.2 million. Section 162(m) will disallow the Company from deducting the amount of such compensation to the former Chief Executive Officer for fiscal 2012 in excess of $1.0 million. After this stock option exercise, no stock options under the 1997 Stock Option Plan are held by any of the Company’s named executive officers.

The Compensation Committee intends to continue to monitor the applicability of Section 162(m) in connection with future compensation to the Company’s named executive officers. Although the Compensation Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Stephen Dearholt (Chair)

David Bethune

Andrew Love

Richard Wenninger

Mary Margaret Frank

Summary Compensation Table

The table shown below provides information for the Company’s last three fiscal years regarding compensation paid by the Company to the two persons who served as Chief Executive Officer during fiscal 2014, the person who served as Chief Financial Officer during fiscal 2014, the only other executive officer of the Company as of September 30, 2014 whose total compensation during fiscal 2014 exceeded $100,000, and one other person who served as an executive officer of the Company during fiscal 2014 whose total compensation during fiscal 2014 exceeded $100,000. The individuals listed in this table are referred to elsewhere in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
O.B. Parrish,	2014	$50,736	—	—	—	$4,059	$54,795
Chairman and former	2013	$168,202	$105,000	—	—	$19,516	$292,718
Chief Executive Officer and President(5)	2012	$164,925	—	—	$910,000	$19,516	$1,094,441

Karen King,	2014	$245,486	—	$401,500	—	$18,022	$665,008
Chief Executive Officer	2013	—	—	—	—	—	—
and President(6)	2012	—	—	—	—	—	—

Michele Greco,	2014	$207,460	—	$78,700	—	$6,514	$292,674
Executive Vice President and	2013	$178,846	$24,000	$138,000	—	$6,296	$347,142
Chief Financial Officer(7)	2012	—	—	—	—	—	—

Susan Ostrowski	2014	$101,387	—	$118,960	—	—	$220,347
Executive Vice President	2013	—	—	—	—	—	—
of Sales and Marketing(8)	2012	—	—	—	—	—	—

Michael Pope,	2014	$137,680	—	—	—	$35,285	$172,965
former Vice President, U.K.	2013	$197,985	$29,000	—	—	$32,549	$259,534
and Malaysian Operations(9)	2012	$194,831	—	—	$350,000	$32,879	$577,710

(1)	Amounts for 2013 represent a discretionary cash bonuses paid outside of the annual performance award program as annual performance targets were not met.

(2)

The 2014 amounts reflect the grant date fair value of the restricted stock awards granted to Ms. Greco on December 17, 2013, Ms. King on January 20, 2014 and Ms. Ostrowski on July 10, 2014. All awards are computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($7.87,

$8.03 and $5.69) of our Common Stock on the date of grant. The 2013 amount reflects the grant date fair value of the restricted stock awards granted to Ms. Greco on November 9, 2012 computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($6.90) of our Common Stock on the date of grant.

(3)

Amounts for 2012 represent payouts under the Company’s annual performance award program based on achieving 115% of unit sales and operating income targets for fiscal 2012. Under this program, each named executive officer is entitled to receive a cash incentive on the Company exceeding target amounts of both unit sales and operating income, with the amount of the payout based on the average closing price of the Company’s Common Stock for the last ten trading days of the fiscal year. The targets for fiscal 2014 and fiscal 2013 under the Company’s annual performance award program were not met and, as a result, no payouts were made under the program for fiscal 2014 and fiscal 2013.

(4)

The amount of “All Other Compensation” for Mr. Parrish consists of premiums paid by the Company for term life insurance under which Mr. Parrish or his designee is the beneficiary; for Ms. King consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees and the costs of reimbursing Ms. King for relocation expenses; for Ms. Greco consists of matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees; and for Mr. Pope consists of health coverage, use of a leased automobile and reimbursement of expenses relating to the use of the automobile.

(5)

Effective January 20, 2014, Mr. Parrish retired from his position as Chief Executive Officer and President of the Company. Mr. Parrish continues to serve as Chairman of the Board and an employee of the Company. See “Director Compensation and Benefits” for information regarding Mr. Parrish’s compensation as an employee after his retirement from his position as Chief Executive Officer and President.

(6)	Ms. King joined the Company as Chief Executive Officer and President on January 20, 2014.

(7)	Ms. Greco joined the Company on November 9, 2012 and became Vice President and Chief Financial Officer effective January 1, 2013.

(8)

Ms. Ostrowski joined the Company as an executive officer on July 10, 2014. Ms. Ostrowski’s salary includes $54,616 paid to her as a consultant during 2014 prior to her appointment as an executive officer.

(9)

Effective September 15, 2014, Mr. Pope retired from his position as Vice President, U.K. and Malaysia Operations. Mr. Pope continues to provide consulting services to the Company. See “Director Compensation and Benefits” for information regarding Mr. Pope’s compensation as a consultant. Mr. Pope’s salary and all other compensation are paid in U.K. pounds. Amounts shown for Mr. Pope’s salary and all other compensation are based on the 12-month average exchange rate for the year, which was 1.6565 U.S. dollars per U.K. pound in fiscal 2014, 1.5602 in fiscal 2013, and 1.5768 in fiscal 2012.

Grants of Plan–Based Awards

	Grant Date	Non-Equity Incentive Plan Awards: Number of Units(1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
O.B. Parrish	—	—	—	—	—	—	—	—	—
Karen King	—	12,178	24,356	44,356	$44,450	$88,899	$161,899	—	—
	1/20/14	—	—	—	—	—	—	50,000	$401,500
Michele Greco	—	12,500	25,000	45,000	$45,625	$91,250	$164,250	—	—
	12/13/13	—	—	—	—	—	—	10,000	$78,700
Susan Ostrowski	—	2,843	5,685	25,685	$10,375	$20,750	$93,750	—	—
	7/10/14	—	—	—	—	—	—	24,000	$136,560
Michael Pope	—	8,713	17,425	37,425	$31,801	$63,601	$136,601	—	—

(1)

These amounts show the range of threshold, target and maximum payouts for fiscal 2014 performance under the Company’s annual performance award program. In addition to a single performance goal for unit sales, there were two performance goals for operating income for fiscal 2014. Achievement of 100% of unit sales and the threshold operating income goals would have triggered annual incentive performance awards to the named executive officers at a threshold level equal to 50% of the target level, with enhanced awards for achievement of 110% and 115% of these goals. Achievement of at least 100% of unit sales and the enhanced operating income goals would have triggered annual incentive performance awards to the named executive officers at the full target level, with enhanced annual awards for achievement of 110% and 115% of these goals. The size of the payout is based on the number of units awarded to each participant multiplied by the average closing price of our Common Stock for the last ten trading days of the fiscal year. The dollar amounts for the threshold, target and maximum awards for each named executive officer in the table are based on the number of units multiplied by the average closing price of our Common Stock for the last ten trading days of fiscal 2014, which was $3.65 per share. The threshold, target and maximum amounts for Ms. King and Ms. Ostrowski were prorated for part of the fiscal year from each such executive officer’s start date through September 30, 2014.

(2)

The number of shares of stock for Ms. King represents (a) 16,667 shares that vest on January 20, 2016 and (b) 33,333 shares that vest on January 20, 2017. The grant date fair value of the restricted stock awards granted to Ms. King on January 20, 2014 was computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($8.03) of our Common Stock on the date of grant. The number of shares of stock for Ms. Greco represents 10,000 shares that vest on November 9, 2015. The grant date fair value of the restricted stock awards granted to Ms. Greco on December 17, 2013 was computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($7.87) of our Common Stock on the date of grant. The number of shares of stock for Ms. Ostrowski represents (a) 12,000 shares that vest on April 1, 2015 and (b) the right to receive 12,000 shares that vest on July 10, 2016. The grant date fair value of the restricted stock awards granted to Ms. Ostrowski on July 10, 2014 was computed in accordance with the Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($5.69) of our Common Stock on the date of grant.

Outstanding Equity Awards at Fiscal Year–End

The following table provides information regarding unvested restricted stock and rights to receive stock held by the named executive officers at September 30, 2014. None of the named executive officers held any unexercised stock options as of September 30, 2014.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
O. B. Parrish	—		—
Karen King	50,000	(1)	$174,500	(2)
Michele Greco	20,000	(3)	$69,800	(2)
Susan Ostrowski	24,000	(4)	$83,760	(5)
Michael Pope	—		—

(1)	Represents 16,667 shares that vest on January 20, 2016 and 33,333 shares that vest on January 20, 2017.

(2)

Market value equals the number of shares of restricted stock that have not vested multiplied by $3.49 per share, the closing price of our Common Stock on September 30, 2014, which was the last trading day of fiscal 2014.

(3)	Represents 10,000 shares that vest on November 9, 2014 and 10,000 shares that vest on November 9, 2015.

(4)	Represents (a) 12,000 shares that vest on April 1, 2015 and (b) the right to receive a grant of 12,000 shares of restricted stock on July 10, 2015 that will vest on July 10, 2016.

(5)

Market value equals 12,000 shares of restricted stock that have not vested and 12,000 shares subject to the right to receive a grant of restricted stock multiplied by $3.49 per share, the closing price of our Common Stock on September 30, 2014, which was the last trading day of fiscal 2014.

Stock Vested

The following table provides information regarding the shares of restricted stock held by, or shares of stock issued pursuant to rights to received stock held by, the named executive officers that vested or were issued during fiscal 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized On Vesting
O.B. Parrish	22,500	(1)	$180,000	(2)
Karen King	—		—
Michele Greco	10,000	(3)	$87,200	(4)
Susan Ostrowski	—		—
Michael Pope	22,500	(5)	$180,000	(6)

(1)	Shares vested on December 16, 2013.

(2)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on December 16, 2013, which was $8.00 per share.

(3)	Shares vested on November 9, 2013.

(4)	Market value equals the number of shares of restricted stock that vested multiplied by the closing price of our Common Stock on November 11, 2013, which was $8.72 per share.

(5)	Represents shares issued on December 16, 2013 pursuant to the right to receive shares held by Mr. Pope.

(6)	Market value equals the number of shares of the Company’s Common Stock that were issued to Mr. Pope multiplied by the closing price of our Common Stock on December 16, 2013, which was $8.00 per share.

Employment Letters

In connection with her employment, on January 20, 2014, the Company entered into a letter agreement with Karen King regarding the terms of her employment with the Company (the “King Employment Letter”). Pursuant to the terms of the King Employment Letter, Ms. King serves as the Company’s Chief Executive Officer and President and receives a minimum annual base salary of $350,000. Ms. King also received a grant of 50,000 shares of restricted common stock on January 20, 2014, of which 16,667 shares will vest on January 20, 2016 and 33,333 shares will vest on January 20, 2017. Pursuant to the King Employment Letter, Ms. King is entitled to participate in the Company’s annual performance award program with a total of 35,000 shares in fiscal 2014, 40,000 shares in fiscal 2015 and 45,000 shares for fiscal 2016. The Employment Letter includes a “clawback” provision which provides for the potential recovery by the Company of annual performance award compensation in the event of fraud or intentional misconduct that materially contributes to a restatement of financial results resulting from any non-compliance with any financial reporting requirements under the federal securities laws. In the event the Dodd-Frank Act of 2010 requires the Company to adopt a clawback policy that is different than the clawback provision in the King Employment Letter, the Company is authorized to replace the clawback provision in the King Employment Letter with such clawback policy. Under the King Employment Letter, Ms. King will be eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan, and she will be entitled to reimbursement for relocation expenses in an amount not to exceed approximately $17,650.

In connection with her employment, on July 10, 2014, the Company entered into a letter agreement with Susan Ostrowski regarding the terms of her employment with the Company (the “Ostrowski Employment

Letter”). Pursuant to the terms of the Ostrowski Employment Letter, Ms. Ostrowski serves as the Company’s Executive Vice President of Sales and Marketing and receives a minimum annual base salary of $209,280. Ms. Ostrowski also received a grant of 12,000 shares of restricted common stock on July 10, 2014, which vest on April 1, 2015. The Company also agreed to grant Ms. Ostrowski an additional 12,000 shares of restricted common stock on July 10, 2015, which shares will vest on July 10, 2016. Pursuant to the Ostrowski Employment Letter, Ms. Ostrowski is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and will be eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan.

In connection with her employment, on November 9, 2012, the Company entered into a letter agreement with Michele Greco regarding the terms of her employment with the Company (the “Greco Employment Letter”). Pursuant to the terms of the Greco Employment Letter, Ms. Greco serves as the Company’s Executive Vice President and Chief Financial Officer and receives a minimum annual base salary of $200,000. Ms. Greco also received a grant of 10,000 shares of restricted common stock on November 9, 2012, which shares vested on November 9, 2013. The Company also agreed to grant Ms. Greco an additional 10,000 shares of restricted common stock on November 9, 2013, which shares vested on November 9, 2014. Pursuant to the Greco Employment Letter, Ms. Greco is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually and will be eligible to participate in the Company’s U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan.

Potential Payments on Termination After a Change of Control

The Company has entered into a Change of Control Agreement with Michele Greco effective November 9, 2012, with Karen King effective January 20, 2014, and with Susan Ostrowski effective July 10, 2014. These agreements essentially act as springing employment agreements which provide that, upon a change of control, as defined in the agreement, the Company will continue to employ the executive for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control or (2) the bonus paid for the most recent fiscal year prior to the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the change of control, in each case as specified in the agreements. If the executive is terminated without cause or if he or she resigns for good reason, in each case as defined in the agreements, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the executive is generally entitled to receive the following benefits:

•	a lump sum payment equal to three times the executive’s base salary;

•

a lump sum payment equal to three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the change of control, (2) the bonus paid for the most recent fiscal year prior to the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

•	continuation of health and other similar benefits for a period of three years after the termination date; and

•	a “gross-up” payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

Mr. Parrish’s Change of Control Agreement terminated effective as of November 18, 2014 and Mr. Pope’s Change of Control Agreement terminated effective as of September 15, 2014 at the time of Mr. Pope’s retirement from his position as Vice President, U.K. and Malaysia Operations.

The terms of the grant agreements for the stock awards granted to the named executive officers also provide for immediate vesting upon a change of control.

The following table sets forth the compensation that the named executive officers would have been eligible to receive if the applicable named executive officer’s employment had been terminated as of September 30, 2014, under circumstances requiring payment of severance benefits as described above in connection with a change of control as well as the value as of September 30, 2014 of the outstanding unvested stock awards of the named executive officers that would vest upon a change of control.

Name	Salary	Stock Awards(1)	Cash Incentive	Continued Benefits(2)	Excise Tax Gross-Up(3)	Total
O. B. Parrish(4)	—	—	—	—	—	—
Karen King	$1,050,000	$174,500	—	$71,208	$494,524	$1,790,232
Michele Greco	$622,380	$69,800	$72,000	$79,854	$323,661	$1,167,695
Susan Ostrowski	$627,840	$41,880	—	$20,000	$267,418	$957,138
Michael Pope(5)	—	—	—	—	—	—

(1)

Represents the value of the stock awards of 50,000 shares for Ms. King, 20,000 shares for Ms. Greco and 12,000 shares for Ms. Ostrowski multiplied by $3.49 per share, the closing price of our Common Stock on September 30, 2014, which was the last trading day of the fiscal year.

(2)	The benefits consist of health and similar benefits and outplacement services.

(3)

Under the change of control agreement of each named executive officer, the Company agrees to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code.

(4)	Mr. Parrish’s Change of Control Agreement terminated effective as of November 18, 2014.

(5)	Mr. Pope’s Change of Control Agreement terminated effective as of September 15, 2014.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2014 were David R. Bethune, Stephen M. Dearholt, Andrew S. Love, Richard E. Wenninger, and Mary Margaret Frank, Ph.D. None of these directors who served on our Compensation Committee during fiscal 2014 has, at any time, been one of our officers or employees. None of our executive officers served during fiscal 2014 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

DIRECTOR COMPENSATION AND BENEFITS

Overview

In December 2013, the Board of Directors approved a new arrangement to compensate non-employee directors for their service as Board members. Each director received 14,382 shares of restricted stock, vesting in three tranches of 4,794 shares on the first, second and third anniversary of the grant, as compensation for a three year period. In addition, in fiscal 2014, Dr. Frank and Mr. Bethune each received fees for committee participation.

As described below, one of the Company’s directors, Mary Ann Leeper, received compensation as the Company’s Senior Strategic Adviser pursuant to an employment agreement that terminated effective December 31, 2013. Ms. Leeper entered into a consulting agreement with the Company dated as of January 1, 2014 which terminated in accordance with its terms on June 30, 2014. See “Certain Relationships and Related Transactions.” Two other directors, William R. Gargiulo, Jr. and Donna Felch, receive consulting fees. Mr. Parrish, Chairman of the Board of Directors and our former Chief Executive Officer and President, continues to be an employee of the Company and receives compensation in such role.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by the Company in fiscal 2014 to each person who served as a director during fiscal 2014 who was not an executive officer of the Company on September 30, 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
O.B. Parrish(4)	—	—	$128,165	$128,165
Mary Ann Leeper(5)	—	—	$81,560	$81,560
William R. Gargiulo, Jr.	—	—	$64,000	$64,000
David R. Bethune	$10,000	$121,816	—	$131,816
Stephen M. Dearholt	—	$121,816	—	$121,816
Mary Margaret Frank	$9,000	$121,816	—	$130,816
Richard E. Wenninger	—	$121,816	—	$121,816
Donna Felch	—	$121,816	$100,000	$221,816
Andrew S. Love	—	—	—	—

(1)	The amounts for Mr. Bethune and Dr. Frank represent fees paid for committee participation.

(2)

The amounts for Mr. Bethune, Mr. Dearholt, Ms. Frank, Mr. Wenninger and Ms. Felch reflect the grant date fair value of the restricted stock award granted to them on December 12, 2013, computed in accordance with Accounting Standards Codification Topic 718-10 (formerly FAS No. 123R) excluding estimated forfeitures. The stock award is valued at the closing market price ($8.47) of our Common Stock on the date of grant.

(3)

The amount of “All Other Compensation” O.B. Parrish consists of salary of $119,172 and $8,993 of premiums paid by the Company for life insurance under which Mr. Parrish or his designee is the beneficiary. Mr. Parrish retired as Chief Executive Officer and President on January 20, 2014. The amount for Dr. Leeper consists of salary of $42,977 as well as a consulting fee of $36,000, $1,326 in matching contributions by the Company under the Company’s Simple Individual Retirement Account plan for its employees and $1,257 of premiums paid by the Company for life insurance under which Dr. Leeper or her designee is the beneficiary. Dr. Leeper was employed as a Senior Strategic Advisor and she participated as a member of the Executive Operation Committee until she retired on December 31, 2013. On January 1, 2014, Dr. Leeper entered into a consulting agreement with the Company which terminated in accordance with its terms on June 30, 2014. Dr. Leeper’s compensation for consulting services during fiscal 2014 was $36,000. Mr. Gargiulo is a consultant to the Company and serves as the Corporate Secretary. In this role, he is responsible for scheduling all board and board committee meetings and distribution of material and preparation and approval of minutes for each meeting. In addition, he is responsible for the Company’s relationship with its transfer agent and the issuance of shares. Mr. Gargiulo also assists Ms. Greco with investor relations. Mr. Gargiulo’s compensation for the execution of these responsibilities consisted of a consulting fee of $64,000. He does not receive compensation for being a director of the Company. Ms. Felch is a consultant to the Company. See “Certain Relationships and Related Transactions.” Ms. Felch’s compensation for consulting services during fiscal 2014 was $100,000.

(4)

See additional amounts paid to Mr. Parrish in connection with his service as our former Chief Executive Officer and President as disclosed above under “Executive Compensation — Summary Compensation Table.”

(5)	Ms. Leeper retired from the Board effective December 31, 2013.

As of September 30, 2014, the directors listed on the Director Summary Compensation Table who are not named executive officers held the following number of stock options and shares of unvested restricted stock:

	Option Awards		Unvested Stock Awards
Name	Vested	Unvested
Mary Ann Leeper	—	—	—
William R. Gargiulo, Jr.	—	—	—
David R. Bethune	—	—	14,382	(1)
Stephen M. Dearholt	60,000	—	14,382	(1)
Mary Margaret Frank	60,000	—	14,382	(1)
Richard E. Wenninger	60,000	—	14,382	(1)
Donna Felch			14,382	(1)
Andrew S. Love	—	—	9,950	(2)

(1)	4,794 shares vest on each of December 12, 2014, December 12, 2015 and December 12, 2016.

(2)	4,975 shares vest on each of May 13, 2015 and May 13, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In connection with the retirement of Mary Ann Leeper, Ph.D, as Senior Strategic Adviser of the Company on December 31, 2013, Dr. Leeper and the Company entered into a Consulting Agreement dated as of January 1, 2014 (the “Leeper Consulting Agreement”). Pursuant to the Leeper Consulting Agreement, Dr. Leeper provided consulting services relating to special projects and other tasks assigned by the Company’s Chairman or the Chief Executive Officer. Under the Leeper Consulting Agreement, Dr. Leeper earned consulting fees at a monthly rate of $6,000. The Leeper Consulting Agreement terminated in accordance with its terms effective June 30, 2014.

In connection with the retirement of Donna Felch as Vice President and Chief Financial Officer of the Company on December 31, 2012, Ms. Felch and the Company entered into a Consulting Agreement dated as of January 1, 2013 (the “Felch Consulting Agreement”). Pursuant to the Felch Consulting Agreement, Ms. Felch will provide consulting services relating to special projects and other tasks assigned by the Company’s Chairman or the Chief Executive Officer. The Felch Consulting Agreement has a term of at least six months and continues thereafter until either party gives at least 30 days’ prior written notice of termination. Under the Felch Consulting Agreement, Ms. Felch will earn consulting fees at an annual rate of $100,000 and will continue to receive health and other similar benefits. In addition, the Felch Consulting Agreement clarifies that 22,500 shares of unvested restricted stock held by Ms. Felch will continue to vest on December 16, 2013 as long as Ms. Felch continues to serve either as a consultant or director of the Company through such date. Effective October 1, 2014, the Felch Consulting Agreement was amended to reduce Ms. Felch’s consulting fees to an annual rate of $25,000. Ms. Felch will continue to receive health and other similar benefits.

In connection with the retirement of Mike Pope as Vice President, U.K and Malaysia Operations of the Company on September 15, 2014, Mr. Pope and the Company entered into a Consultancy Agreement dated as of September 15, 2014 (the “Pope Consultancy Agreement”). Pursuant to the Pope Consultancy Agreement, Mr. Pope will provide consulting services relating to special projects and other tasks assigned by the Company’s Chief Executive Officer and President. The Pope Consultancy Agreement provides for an initial term continuing until March 31, 2015 and a monthly consulting fee of £1,342 (subject to increase based on the amount of time spent by Mr. Pope in providing consulting services).

In connection with his employment, on September 15, 2014, the Company entered into a Service Agreement with Martin Tayler regarding the terms of his employment with the Company (the “Tayler Service Agreement”) and a Change of Control Agreement. Mr. Tayler’s Change of Control Agreement has substantially the same terms as the Company’s other Change of Control Agreements summarized under “Executive Compensation — Potential Payments on Termination After a Change of Control” above. Pursuant to the terms of the Tayler Service Agreement, Mr. Tayler serves as the Company’s Executive Vice President of Global Operations and receives a minimum annual base salary of £108,000. Mr. Tayler also has the right to receive a grant of 9,333 shares of restricted common stock and the cash equivalent of 4,667 shares on September 1, 2015. Additionally, Mr. Tayler also has the right to receive a grant of 9,333 shares of restricted common stock and the cash equivalent of 4,667 shares on September 1, 2016. Pursuant to the Tayler Service Agreement, Mr. Tayler is entitled to participate in the Company’s annual performance award program with a total of 25,000 shares annually. Mr. Tayler will also receive customary U.K. health and pension benefits, an automobile allowance and reimbursement of relocation expenses.

Review and Approval of Related Person Transactions

It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed McGladrey LLP, independent registered public accounting firm, as auditors to audit our financial statements for the fiscal year ending September 30, 2015. Our Board of Directors proposes that the shareholders ratify this appointment. McGladrey LLP audited our financial statements for the fiscal year ended September 30, 2014. We expect that representatives of McGladrey LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In the event that ratification of the appointment of McGladrey LLP as the independent registered public accounting firm for the Company is not obtained at the Annual Meeting, the Audit Committee of our Board of Directors will reconsider its appointment, and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the fiscal year if it determines that such change would be in our best interests.

Under Wisconsin law, the ratification of the appointment of the independent registered public accounting firm requires the number of votes cast in favor of this proposal, whether in person or by proxy, to exceed the number of votes cast against this proposal, assuming a quorum is present.

The Board of Directors recommends that shareholders vote FOR the ratification of McGladrey LLP as the independent registered public accounting firm for the Company for the fiscal year ending September  30, 2015.

PROPOSALS FOR 2016 ANNUAL MEETING

Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2016 Annual Meeting of Shareholders in accordance with Rule 14a-8 must submit the proposal in writing c/o Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654. We must receive a proposal by September 29, 2015 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in the proxy materials for the 2016 Annual Meeting of Shareholders.

Shareholder proposals that are not intended to be included in the proxy materials for the 2016 Annual Meeting of Shareholders, but that are to be presented by a shareholder from the floor are subject to advance notice provisions in our by-laws. According to our by-laws, in order to be properly brought before the meeting, a proposal not intended for inclusion in our proxy materials must be received at our principal offices no later than December 20, 2015, which is 90 calendar days prior to the anniversary of this year’s meeting date, and no earlier than November 20, 2015, which is 120 calendar days prior to the anniversary of this year’s meeting date, and the notice must set forth the following: (a) a representation that the person sending the notice is a shareholder of record on the record date for the meeting and will remain such through the meeting date, (b) the name and address of such shareholder, (c) the number of shares of our Common Stock which are beneficially owned by such shareholder and any other ownership interest of the shareholder in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges, (d) a representation that such shareholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice, (e) if the proposal relates to any business to be brought before the meeting other than election of directors, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of the shareholder in such business, and (f) if the proposal relates to the nomination of a candidate for election as director, the name, age, address (business and residence), principal occupation or employment of each nominee, the number of shares of our Common Stock beneficially owned by each nominee and any other ownership interest by such person in shares of our Common Stock, whether economic or otherwise, including derivatives and hedges and any other information relating to each nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934. If the notice does not comply with the requirements set forth in our by-laws, the chairman of the meeting may refuse to acknowledge the matter. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2016 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

We are required to file an Annual Report, called a Form 10-K, with the SEC. A copy of the Annual Report on Form 10-K for the year ended September 30, 2014 will be provided without charge on written request of any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to: Secretary, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

EXPENSES OF SOLICITATION

The cost of this solicitation of proxies will be paid by the Company. It is anticipated that the proxies will be solicited only by mail, except that solicitation personally or by telephone may also be made by our regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to beneficial owners of stock held by such persons. We will reimburse such parties for their expenses in so doing.

By Order of the Board of Directors,

WILLIAM R. GARGIULO, JR.,

Secretary

Chicago, Illinois

January 27, 2015

THE FEMALE HEALTH COMPANY 515 NORTH STATE STREET SUITE 2225 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, March 18, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, March 18, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80749-P58284                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE FEMALE HEALTH COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
	01) David R. Bethune	05) Karen King
	02) Donna Felch	06) Andrew S. Love
	03) Mary Margaret Frank, Ph.D.	07) O.B. Parrish
04) William R. Gargiulo, Jr.
Vote on Proposal
The Board of Directors recommends you vote FOR proposal 2:								For	Against	Abstain
2.	To ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.							☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M80750-P58284

PROXY THE FEMALE HEALTH COMPANY PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints O.B. Parrish and William R. Gargiulo, Jr., or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of The Female Health Company to be held on Thursday, March 19, 2015 at 10:00 a.m., local time, in the Kane Room, Chicago Marriott Downtown, 3rd Floor, 540 North Michigan Avenue, Chicago, Illinois 60611 and at any adjournment thereof, there to vote all shares of Common Stock, which the undersigned would be entitled to vote if personally present as specified upon the matters listed on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO RATIFY THE APPOINTMENT OF MCGLADREY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side